EXHIBIT 99.1

PULSE ELECTRONICS RECEIVES SECOND NOTICE OF NON-COMPLIANCE FROM NYSE

SAN DIEGO, October 16, 2012—Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced that on October 10, 2012, it received notice from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with a NYSE standard for continued listing of its common stock on the exchange. Specifically, the Company’s average closing share price over 30 consecutive trading days was below the NYSE minimum standard of $1.00.

Under NYSE rules, the Company has six months to satisfy the average price requirement. The Company has notified the NYSE that it intends to cure the deficiency within the specified timeline. Notwithstanding the foregoing, if the Company determines to remedy the non-compliance by taking action that will require shareholder approval, such as a reverse stock split, the NYSE will continue to list the common stock pending shareholder approval by no later than its next annual meeting, and the implementation of such action promptly thereafter.

During the applicable cure period, the Company's shares will continue to be listed and traded on the NYSE, subject to the Company's compliance with other NYSE continued listing standards. Previously, the Company announced that it had been notified by the NYSE that it was out of compliance with NYSE minimum continued listing requirements for market capitalization and shareholders’ equity. The Company continues to intend to also cure that deficiency.

The Company's business operations, credit agreement, convertible bonds, and Securities and Exchange Commission reporting requirements are unaffected by this notice.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

This press release contains statements, including statements as to the Company’s plans with respect to the NYSE letters of September 27, 2012 and October 10, 2012, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in the company's Form 10-K for the year ended December 30, 2011 and Form 10-Q for the quarter ended June 29, 2012 in Item 1a under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)." All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward looking statement.

Copyright © 2012 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

Contact:
Drew A. Moyer
Senior Vice President, Chief Financial Officer
858-674-8268
dmoyer@pulseelectronics.com